UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES AND EXCHANGE ACT OF 1934

Date of Report: September 21, 2004

(Date of earliest event reported)

Triton PCS Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-5325	23-2974475
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1100 Cassatt Road, Berwyn, PA 19312

(Address of Principal Executive Offices, Including Zip Code)

(610) 651-5900

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

Exchange Agreement

On September 21, 2004, Triton PCS Holdings, Inc. and certain of its subsidiaries entered into an Exchange Agreement with AT&T Wireless Services, Inc. and certain of its subsidiaries and Cingular Wireless LLC. The Exchange Agreement provides, among other things, that Triton will transfer personal communication services (or PCS) wireless network assets and related FCC licenses held by Triton for use in its Virginia markets in exchange for PCS wireless network assets and FCC licenses held by AT&T Wireless for use in certain of its North Carolina markets and in Puerto Rico and the U.S. Virgin Islands and the payment by Cingular to Triton of $175 million in cash.

Triton and AT&T Wireless will exchange these assets by transferring all assets required to operate PCS services in the respective transferred markets to newly created subsidiaries and then exchanging the ownership interests of these subsidiaries. Under the Exchange Agreement, each of Triton and AT&T Wireless will contribute network assets and license assets separately to two new wholly-owned limited liability companies – one to hold the transferred network assets (other than certain associated FCC licenses) and the other to hold the relevant FCC licenses. At a first closing, the parties will exchange equity interests in the subsidiaries holding the network assets. At a subsequent second closing, subject to obtaining required FCC approvals, the parties will exchange equity interests in the subsidiaries holding the FCC licenses relating to the previously exchanged network assets. Pending the second closing, the parties will enter into spectrum lease agreements, allowing each party to use the licensed PCS spectrum associated with the previously exchanged network assets.

The Exchange Agreement transactions are subject to a number of conditions, including the consummation of Cingular’s acquisition by merger of AT&T Wireless. The Exchange Agreement can be terminated if the first closing has not occurred by the later of 60 days after execution of the Exchange Agreement or 30 days after the completion of the Cingular and AT&T Wireless merger (subject to a further 10-day extension if certain FCC-related conditions have not been met).

This summary of the material terms of the Exchange Agreement is qualified by reference to the Exchange Agreement itself, a copy of which is filed with this report as Exhibit 2.1 and is incorporated herein by this reference.

The consummation of the Exchange Agreement will have a material impact on Triton’s business and results of operations, the full extent of which Triton cannot currently predict. Upon closing of the Exchange Agreement, Triton will no longer operate in Virginia, a market management knows well, and Triton will begin to operate in Puerto Rico and the U.S. Virgin Islands, new markets for Triton. Triton may not be able to successfully integrate its operations and compete in the Puerto Rico and U.S. Virgin Islands market due to the general economic, business, political and social conditions in the Caribbean region, including the effects of world events and weather conditions on tourism in Puerto Rico and the U.S. Virgin Islands. Management also expects that the Puerto Rico and the U.S. Virgin Islands market will generate less roaming revenue than the Virginia market. In addition, Triton may be required to make capital expenditures to upgrade the existing PCS network in Puerto Rico and the U.S. Virgin Islands to the same technological standard of Triton’s GSM/GPRS network.

The closing and implementation of the Exchange Agreement are contingent on the closing of the Cingular and AT&T Wireless merger. The Cingular/AT&T Wireless merger is subject to a number of closing conditions, including the receipt of FCC and federal antitrust approvals. Triton has no control over whether these approvals will be granted or whether the Cingular/AT&T Wireless merger will close. Should the Cingular /AT&T Wireless merger agreement be terminated, the Exchange Agreements will terminate, and Triton expects to return to the same position it was in before entering into these definitive agreements.

Separation Agreement

On September 27, 2004, Glen Robinson entered into a separation agreement with Triton PCS Holdings, Inc., pursuant to which Mr. Robinson has agreed to terminate his employment effective as of October 1, 2004 (the “Separation Date”). Under the terms of the separation agreement, Mr. Robinson will receive: all accrued but unpaid wages, salary and/or commissions due as of the Separation Date; all accrued but unused paid time off due as of the Separation Date; six months of his base pay (less applicable payroll taxes) to be paid out over a six-month period on Triton’s regular payroll schedule beginning on the payroll period following the Separation Date; and continued payment for six months following the Separation Date of Triton’s portion of premiums of his group health, dental, prescription drug and vision plans in effect as of October 1, 2004. Mr. Robinson will continue to be subject to the applicable “blackout” period for the sale of his Triton stock for ninety days following the Separation Date. In consideration for his benefits under the separation agreement, Mr. Robinson has agreed to a comprehensive release of claims against Triton and agreed not to compete with Triton for twelve months or to solicit company employees or customers for twelve months following the Separation Date.

On or before October 8, 2004, Mr. Robinson can revoke the separation agreement, and the agreement is not effective or enforceable until this revocation period expires. In the event of such a revocation, Mr. Robinson would receive six months of his base pay (less applicable payroll taxes) to be paid out over a six-month period on Triton’s regular payroll schedule. We have no reason to believe, or expectation that, Mr. Robinson will revoke his separation agreement.

Item 9.01.	Financial Statements and Exhibits

(c) Exhibits

2.1 Exchange Agreement among Triton PCS Holdings, Inc., the entities defined therein as Triton Contributing Entities, AT&T Wireless Services, Inc., the entities defined therein as AWS Contributing Entities and Cingular Wireless LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRITON PCS HOLDINGS, INC. (Registrant)

Date: September 27, 2004	By:	/s/ David D. Clark
David D. Clark Executive Vice President, Chief Financial Officer and Secretary